Exhibit 10.11

Execution Version

Second Amendment to Loan Documents

THIS SECOND AMENDMENT TO LOAN DOCUMENTS (this “Amendment” or the “Second Amendment”) is made as of July 25, 2011 (the “Second Amendment Date”), by and between EPAM Systems, Inc. (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

BACKGROUND

A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).

B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.

2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

5. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

6. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.

7. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York, excluding its conflict of laws rules (except General Obligations Law Section 5-1401).

8. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:	EPAM Systems, Inc.

/s/ Amy Uliano	By:	/s/ Ilya Cantor
Print Name: Amy Uliano		Print Name: Ilya Cantor (SEAL)
Title: Senior Corporate Paralegal		Title: Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Andrew Vlahos
Print Name: Andrew Vlahos (SEAL)
Title: Vice President

EXHIBIT A TO

SECOND AMENDMENT TO LOAN DOCUMENTS

DATED AS OF JULY 25, 2011

A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

1.

Letter Agreement dated November 22, 2006, between the Borrower and the Bank, as amended by that certain First Amendment to Loan Documents, dated as of September 30, 2010 (collectively, the “Agreement”).

2.	$15,000,000 Amended and Restated Committed Line of Credit Note, dated September 30, 2010, executed and delivered by the Borrower in favor of the Bank (the “Existing Line of Credit Note”).

3.	Borrowing Base Rider, dated November 22, 2006, between the Borrower and the Bank (the “Borrowing Base Rider”).

4.	Security Agreement, dated November 22, 2006, between the Borrower and the Bank (the “Security Agreement”).

5.	Reimbursement Agreements, each dated September 30, 2003, executed and delivered by the Borrower to the Bank.

6.	Pledge Agreement (Bank Deposits), dated as of June 14, 2010, executed and delivered by the Borrower to the Bank.

7.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.

B.	The Agreement is, as of the Second Amendment Date, amended as follows:

1.	The “Reference” in the Agreement (above the salutation) is hereby deleted in its entirety and replaced with the following:

Re: Committed Line of Credit

2.	The first sentence of Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

This is a committed revolving line of credit under which the Borrower may request that the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $30,000,000.00 (the “Line of Credit” or the “Loan”).

3.	The following new material is added after the fifth sentence of Section 1 of the Agreement:

(For the avoidance of doubt, the cash collateralized letters of credit listed on Schedule 1 annexed hereto and made a part hereof (the “Cash Collateralized Letters of Credit”) shall not constitute “Letters of Credit” as that term is used herein.)

4.	The first sentence of the second subparagraph of Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

The availability of the advances under the Line of Credit will be subject to a borrowing base formula and other provisions as set forth in a Borrowing Base Rider dated on or about the date of this Letter Agreement between the Borrower and the Bank, as the same may be amended, modified, restated, supplemented or replaced, the terms and conditions of which are incorporated herein by reference (the “Borrowing Base Rider”).

5.	Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) The Borrower will not make or permit any change in its form of organization or the nature of its businesses carried on as of the date of this Letter Agreement. Further, no change in control to the Borrower shall occur, excluding any initial underwritten public offering of common stock of the Borrower pursuant to an effective registration statement of the Security and Exchange Commission in accordance with the Securities Act of 1933, as amended.

6.	Section 6(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) The Borrower shall comply with the financial covenants and other covenants included in Exhibit “A” hereto.

7.	The first sentence of Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

Beginning on the 15th day of the quarter after the Second Amendment Date and continuing on the 15th day of each quarter thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of one-eighth of one percent (.125%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter.

8.	Section 9 of the Agreement is hereby amended by deleting the last sentence of such section relating to the German Receivables.

9.	Section 11 of the Agreement is hereby deleted in its entirety and not replaced.

10.	Section 12 of the Agreement is hereby amended by adding the following new material at the end of such Section:

Furthermore, the Bank will not be obligated to make any advance or to issue any Letter of Credit under the Line of Credit if there shall occur any material adverse change in the Borrower’s business, assets, operations, financial condition or results of operations.

11.	Section (1)(f) of Part A of Exhibit A of the Agreement (Financial Reporting Covenants) is hereby deleted in its entirety and replaced with the following:

The Borrower shall permit representatives of the Bank to make, at any time during normal business hours, annual inspections of the Collateral and of the Borrower’s facilities, activities, and books and records, at the Bank’s cost and expense, and shall cause its officers and employees to give full cooperation and assistance in connection therewith. If an Event of Default has occurred and is continuing, the Borrower shall, however, be responsible for the cost of all field exams and inspections, and such exams and inspections shall not be limited in number and may be conducted as and when deemed appropriate by the Bank, in its reasonable discretion; provided that immaterial, technical Events of Default will not trigger the Borrower’s payment responsibility as aforesaid. Such inspections shall be made upon prior reasonable notice to the Borrower.

12.	Section (1) of Part A of Exhibit A of the Agreement (Financial Reporting Covenants) is hereby amended by adding, as new material, the following:

(g) At any time after the Borrower becomes a publicly traded company, within thirty (30) days after the submission thereof to the Securities and Exchange Commission or any successor thereto, copies of its financial statements and any reports, notices and other materials and filings.

13	Part A of Exhibit A of the Agreement (Financial Reporting Covenants) is hereby amended by adding the following additional clause:

(2) For so long as advances made under the Line of Credit remain outstanding, and subject to the Borrower’s agreement to deliver Borrowing Base Certificates to the Bank pursuant to the Borrowing Base Rider, the Borrower shall immediately notify the Bank in writing if the Available Cash (as hereinafter defined) shall fall below the Cash Component (as hereinafter defined) and shall, with such notification, furnish to the Bank a Borrowing Base Certificate, updated to the date of determination.

For purposes of this Agreement, the term “Available Cash” shall mean, as of the date of determination, the aggregate cash on hand owned by the Borrower (denominated in U.S. currency or, with respect to cash held in EUROS, converted to the U.S. Dollar equivalent thereof), which cash is on deposit in one or more deposit accounts established and maintained at the Bank or an Affiliate of the Bank (including BlackRock, Inc., so long as BlackRock, Inc. is an Affiliate of the Bank), excluding, however, all cash collateralizing the Cash Collateralized Letters of Credit. For purposes of this Agreement, the term “Cash Component” shall mean: (i) from the Second Amendment Date through December 31, 2011, the lesser of the Available Cash or $10,000,000.00; (ii) from January 1, 2012, through December 31, 2012, the lesser of the Available Cash or $5,000,000.00; and (iii) from and after January 1, 2013, zero (0).

14.	The definition of “EBITDA” in Part B of Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following:

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization plus non-cash stock compensation expense.

15.	Section B(1) of Part B of Exhibit A of the Agreement is hereby amended by adding the following material at the end of said subsection:

The aforesaid covenant shall be tested quarterly on a rolling four quarters basis.

16.	Section (C)(1) of Exhibit A of the Agreement is hereby modified by adding the following at the end of said subsection, prior to the period:

; provided, however, such liens or security interests granted to a Qualified Financial Institution shall not include the Collateral (as defined in the Security Agreement).

17.	Section C(5) of Exhibit A of the Agreement is hereby modified by inserting, at the end of clause (b), prior to the period, the following:

; provided, however, that the aggregate amount of any such loans outstanding at any time shall not exceed $10,000,000.00.

C.	The Borrowing Base Rider is, as of the Second Amendment Date, amended as follows:

1.	The second sentence of Section 1 of the Borrowing Base Rider is deleted in its entirety and replaced with the following:

If at any time the aggregate principal amount of indebtedness outstanding under the Facility exceeds the limitations set forth in this Section 1 for any reason, then the Borrower shall immediately repay the amount of such excess to the Bank in immediately available funds.

2.	Section 2 of the Borrowing Base Rider is hereby deleted in its entirety and replaced with the following:

2. Borrowing Base Certificates. In addition to any and all provisions of the other Loan Documents which establish conditions to the Borrower’s ability to request and obtain any advance under the Facility, the Borrower may not request an advance under the Facility unless the Borrowing Base Certificate (as hereinafter defined) shall have been delivered to the Bank with such advance request. In addition, the Borrower shall deliver each month during which there are advances outstanding under the Facility, a Borrowing Base Certificate to the Bank on or before the fifteenth (15th) day of each such calendar month. Delivery of a Borrowing Base Certificate by the Borrower pursuant to the first sentence of this Section 2, on or prior to the fifteenth (15th) day of a month shall satisfy the Borrower’s reporting requirements set forth in the second sentence of this Section 2.

3.	The definition of the term “Borrowing Base” in Section 3 of the Borrowing Base Rider is hereby deleted in its entirety and replaced with the following:

“Borrowing Base” at any time shall mean the lesser of (a) $30,000,000.00 (the maximum principal amount of the Facility) and (b) the sum of (i) 85% of Qualified Accounts at such time and (ii) the lesser of (A) the Available Cash at such time and (B) the Cash Component at such time. The value of Qualified

Accounts at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Bank.

4.	Clause (p) of the definition of “Qualified Accounts” in Section 3 of the Borrowing Base Rider is hereby deleted in its entirety and replaced with the following:

(p) Other than the Accounts owed by the entities enumerated below, the Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the Account Debtor and its Affiliates exceeds 25% of all of the Borrower’s Accounts; provided, however, with respect to Accounts owed by Thomson Reuters America LLC, Viacom, Expedia Inc, Oracle USA, Inc. ATG (ATG Professional Services), Wolters Kluwer, The Coca Cola Company, Ipreo LLC, Google, Inc., WideOrbit, Global 360, Inc., and Publicis Groupe Operating Divisions, LLC, such concentration percentage shall not, with respect to each such entity and its Affiliates, exceed 40% of all of the Borrower’s Accounts;

5.	Clause (t) of the definition of “Qualified Accounts” in Section 3 of the Borrowing Base Rider is hereby deleted in its entirety and replaced with the following:

(t) The Account shall be ineligible if the underlying Account Debtor is not domiciled in any country other than the United States or the Province of Ontario, Canada, or a province of Canada which has adopted and has in effect the Personal Property Security Act, so long as all actions have been taken, as reasonably determined by the Bank, to properly perfect the Bank’s first priority security interest in such Canadian Accounts;

6.	Exhibit A to the Borrowing Base Rider is hereby deleted and replaced with Exhibit A to Borrowing Base Rider (Revised as of the Second Amendment Date) annexed hereto and made a part hereof.

D.	The Security Agreement is, as of the Second Amendment Date, amended as follows:

1.	The following clause is inserted into the third line of Section 9 of the Security Agreement, after the phrase “the following events or conditions it being agreed that”:

… , except with respect to the events described in clauses (e) (unless the Bank determines, in the exercise of its reasonable good faith judgment, that any such breach does not result in or would not be reasonably likely to result in a material adverse effect on the Borrower, the Borrower’s business, assets, operations or financial condition or the Bank’s first priority perfected security interest in the Collateral), (g) and (h) below, … .

2.	Clause (g) of Section 9 of the Security Agreement is hereby deleted in its entirety and replaced with the following:

(g) the failure of the Bank to have a perfected first priority security interest in the Collateral;

E.

All of the Loan Documents are, as of the Second Amendment Date, amended to provide that (i) the choice of law and venue provisions in each of the Loan Documents containing such clauses, shall be changed from (x) New Jersey or the State where the Bank’s office indicated in the applicable Loan

Document is located to (y) New York, and (ii) the Borrower’s address is changed from “989 Lennox Drive, Suite 305, Lawrenceville, New Jersey 08648” to “41 University Drive, Suite 202, Newtown, Pennsylvania 18940.”

F.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:

1.

Execution by all parties and delivery to the Bank of this Amendment, the Amended and Restated Committed Line of Credit Note and the Resolutions for Extensions of Credit and Incumbency Certificate approving this Amendment.

2.	Delivery to the Bank of good standing certificates for Borrower’s state of incorporation and such other jurisdictions where Borrower is authorized to conduct business.

3.

Payment by the Borrower to the Bank of an amendment fee in the amount of $15,000.00, which amendment fee shall be deemed to be fully earned and nonrefundable on the date that this Amendment is executed and delivered by the Borrower to the Bank. The Borrower hereby authorizes the Bank to effect payment of this amendment fee by means of an advance under the Line of Credit.

4.

Reimbursement of the fees and expenses of the Bank’s outside and in-house counsel in connection with this Amendment, which fees and expenses (i) are hereby authorized to be paid by means of an advance under the Line of Credit and (ii) shall be “capped” at $10,000.00.

Schedule 1

Cash Collateralized Letters of Credit

Letter of Credit Number	Beneficiary	Issue Date	Expiry Date	Face Amount of Letter of Credit

LC18113016	State Tax Administration of Ukraine	05/24/2010	05/24/2012	$891,505.00

LC18113017	State Tax Administration of Ukraine	05/24/2010	05/24/2014	$891,505.00

EXHIBIT “A”

TO BORROWING BASE RIDER

(REVISED AS OF THE SECOND AMENDMENT DATE)

Borrowing Base Certificate

THIS BORROWING BASE CERTIFICATE, dated as of _________________ _____, _______, is executed and delivered by the undersigned borrower (the “Borrower”) in favor of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), pursuant to a letter agreement dated as of November 22, 2006 (including any Borrowing Base Rider executed pursuant thereto and made a part thereof, and as amended or otherwise modified from time to time, the “Agreement”). All initially capitalized terms used in this Certificate shall have the meanings assigned to them in the Agreement. To induce the Bank to make loans and other financial accommodations available to the Borrower under the Agreement, the Borrower hereby certifies, represents and warrants to the Bank, as of the date hereof, that (a) the person signing below is an authorized officer or representative of the Borrower; (b) the statements below concerning the collateral securing the Obligations are true and complete; (c) the eligible collateral described below represents only Qualified Accounts and Qualified Inventory; (d) the Borrower is in compliance with all of the terms and provisions of the Agreement and the other Loan Documents; (e) all of the Borrower’s representations and warranties in the Agreement and the other Loan Documents are true and correct; and (f) no Event of Default has occurred and is continuing or exists.

1. Collateral Availability

A. Accounts Receivable
1. Beginning A/R Balance	$	_____________
2. Changes to A/R Balance	$	_____________
3. Total A/R	$	_____________
4. Ineligible A/R	$	_____________
5. Qualified A/R (L3 – L4)	$	_____________
6. Advance Percentage		85%
7. A/R Borrowing Availability (L5 X L6)	$	_____________

B. Cash

8. Available Cash	$	_____________
9. Applicable Cash Component	$	_____________
10. Lesser of Available Cash and Cash Component	$	_____________
11. Total Availability (Sum of L7 + L10)	$	_____________

2. Borrowing Availability

12. Maximum Line Amount		$30,000,000.00
13. Total Availability (L11)	$	______________
14. Maximum Borrowing Capacity (lesser of L12 & L13)	$	______________
15. Outstanding Principal Balance	$	______________
16. L/C’s, other items to be covered	$	______________
17. Available to Borrow L14 – L15 – L16	$	______________
18. Advance Request	$	______________
19. New Line Balance	$	______________
20. Collateral Coverage	$	______________

Dated: ______________________________	EPAM Systems, Inc.

By: ______________________________________

Print Name: ________________________________

Certificate No.:______________________________	Title: _____________________________________